Exhibit 3.3

                              ARTICLES OF AMENDMENT
                            MAJESTIC FINANCIAL, LTD.


Majestic Financial, Ltd., a Maryland corporation hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        The charter of the corporation is hereby amended as follows:

Second: The name of the Corporation is, "Commerce Development Corporation, Ltd."

        This amendment of the charter of the corporation has been approved by the directors and shareholders.

We the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act.



/s/Connie White Castellanos, Secretary        /s/Francis A. Zubrowski, President
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Commerce Development Corporation, Ltd.

8880 Rio San Diego Drive, 8th Floor

San Diego, California  92018